Exhibit 99.1

News Release
www.dcppartners.com

	Investor Relations Contact:	Andrea Attel
November 2, 2016	Phone:	303-605-1741
	Cell:	720-235-6433

DCP MIDSTREAM PARTNERS REPORTS THIRD QUARTER 2016 RESULTS
DENVER, November 2, 2016 (GLOBE NEWSWIRE) - DCP Midstream Partners, LP (NYSE: DPM), or the Partnership, today reported financial results for the three and nine months ended September 30, 2016.
THIRD QUARTER 2016 SUMMARY RESULTS

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
	(Unaudited)
	(Millions, except per unit amounts)

Net income attributable to partners	$120	$71	$237	$138
Net income per limited partner unit - basic and diluted	$0.78	$0.35	$1.26	$0.39
Adjusted EBITDA(1)	$132	$167	$443	$479
Distributable cash flow(1)	$124	$146	$417	$427

(1)
This press release includes the following non-GAAP financial measures: distributable cash flow, adjusted EBITDA and adjusted segment EBITDA. Each of these denotes a financial measure not presented in accordance with U.S. generally accepted accounting principles, or GAAP. Each such non-GAAP financial measure is defined below under “Non-GAAP Financial Information”, and each is reconciled to its most directly comparable GAAP financial measures under “Reconciliation of Non-GAAP Financial Measures” in schedules at the end of this press release.

RECENT HIGHLIGHTS

•
Net income attributable to partners was $120 million in the third quarter of 2016, or $0.78 per basic and diluted limited partner unit compared to net income attributable to partners of $71 million in the third quarter of 2015, or $0.35 per basic and diluted limited partner unit.

•	Distributable cash flow was $124 million in the third quarter of 2016 resulting in a distribution coverage ratio of 1.02 times in the third quarter of 2016 and 1.16 times for the trailing 12 months.

•	Adjusted EBITDA was $132 million in the third quarter of 2016 compared to $167 million in the third quarter of 2015.

•	The Partnership closed the sale of its non-strategic North Louisiana system for $160 million on July 1, 2016. The sale is expected to be neutral to distributable cash flow for 2016.

•	The Panola pipeline expansion was placed into service during the third quarter of 2016.

•	Increasing distributable cash flow target range to between $515 million and $525 million and revising forecasted 2016 adjusted EBITDA target range to between $575 million and $585 million.

“This quarter, the partnership delivered significant operating cost savings and growth in fee based assets, which more than offset anticipated volume declines. Our unwavering DCP 2020 strategy execution and operational excellence focus are substantiated by our strong safety and reliability results, lower costs, and increased fee based earnings. Looking forward to 2017, we will continue to have a steadfast focus on creating value for our unitholders, customers and employees, " said Wouter van Kempen, chairman, CEO and president of the Partnership, and of DCP Midstream, the owner of the Partnership's general partner.
DISTRIBUTION AND DISTRIBUTABLE CASH FLOW
On October 27, 2016, the Partnership announced a quarterly distribution of $0.78 per limited partner unit. This distribution remains unchanged from the previous quarter.
The Partnership's distributable cash flow of $124 million for the three months ended September 30, 2016, provided a 1.02 times distribution coverage ratio adjusted for the timing of actual distributions paid during the quarter. The distribution coverage ratio adjusted for the timing of actual distributions paid during the trailing 12 months was 1.16 times.
OPERATING RESULTS BY BUSINESS SEGMENT
Natural Gas Services
Natural Gas Services Segment net income attributable to Partners for the three months ended September 30, 2016 and 2015 was $116 million and $66 million, respectively.
Adjusted segment EBITDA decreased to $100 million for the three months ended September 30, 2016, from $134 million for the three months ended September 30, 2015, reflecting the expiration of certain direct commodity hedges at the end of the first quarter, lower volumes primarily related to our Eagle Ford and East Texas systems and the disposition of our North Louisiana System. These decreases were partially offset by growth on our DJ Basin system related to the ramp up of both the Lucerne 2 plant which commenced operations in June 2015 and Grand Parkway which commenced operations at the beginning of 2016, commercial activities at our natural gas storage asset in Southeast Texas and lower operating costs due to continued cost savings initiatives.
NGL Logistics
NGL Logistics Segment net income attributable to Partners for the three months ended September 30, 2016 and 2015 was $48 million and $46 million, respectively.
Adjusted segment EBITDA increased to $50 million for the three months ended September 30, 2016, from $48 million for the three months ended September 30, 2015, reflecting higher pipeline throughput volumes on Southern Hills and Sand Hills due to growth and increased NGL production from new plants placed into service in 2015 and earnings from Panola pipeline beginning in February 2016, partially offset by higher operating expenses due to maintenance at our NGL storage facility and timing of expenditures.

Wholesale Propane Logistics
Wholesale Propane Logistics Segment net income attributable to Partners was $1 million and $5 million for the three months ended September 30, 2016 and 2015.
Adjusted segment EBITDA decreased to $2 million for the three months ended September 30, 2016, from $6 million for the three months ended September 30, 2015, reflecting decreased unit margins and lower propane sales volumes associated with seasonality and commodity derivative activity.
Corporate and Other
Interest expense for the three months ended September 30, 2016 decreased slightly due to lower borrowings under the Partnership's revolving credit facility. General and administrative expenses for the three months ended September 30, 2016 remained flat per the annual fee under the Partnership's services agreement.
CAPITALIZATION, LIQUIDITY AND FINANCING
At September 30, 2016, the Partnership had $2,254 million of total principal long-term debt outstanding composed of senior notes and $179 million of borrowings outstanding under its $1,250 million revolving credit facility. Total available revolver capacity was $1,070 million, all of which was available for working capital and other general partnership purposes. The Partnership's leverage ratio pursuant to its credit facility for the quarter ended September 30, 2016, was approximately 3.3 times. The effective interest rate on the Partnership's overall debt position, as of September 30, 2016, was 3.7 percent. During the third quarter of 2016, the Partnership did not issue any equity to the public.
CAPITAL EXPENDITURES AND INVESTMENTS
The Partnership is revising its 2016 forecasted maintenance capital expenditure range to between $10 million and $15 million.
During the three months ended September 30, 2016, the Partnership had total expansion capital expenditures and equity investments totaling approximately $15 million and total maintenance capital expenditures totaling $3 million. During the nine months ended September 30, 2016, the Partnership had total expansion capital expenditures and equity investments totaling approximately $45 million and total maintenance capital expenditures totaling $6 million.

COMMODITY DERIVATIVE ACTIVITY
The objective of the Partnership's commodity risk management program is to protect downside risk in its distributable cash flow. The Partnership utilizes mark-to-market accounting treatment for its commodity derivative instruments. Mark-to-market accounting rules require companies to record currently in earnings the difference between their contracted future derivative settlement prices and the forward prices of the underlying commodities at the end of the accounting period. Revaluing the Partnership's commodity derivative instruments based on futures pricing at the end of the period creates assets or liabilities and associated non-cash gains or losses. Realized gains or losses from cash settlement of the derivative contracts occur monthly as the Partnership's physical commodity sales are realized or when the Partnership rebalances its portfolio. Non-cash gains or losses associated with the mark-to-market accounting treatment of the Partnership's commodity derivative instruments do not affect its distributable cash flow.
For the three and nine months ended September 30, 2016, commodity derivative activity and total revenues included non-cash losses of $1 million and $83 million, and non-cash losses of $8 million and $105 million for the three and nine months ended September 30, 2015. Net hedge cash settlements for the three and nine months ended September 30, 2016, were receipts of $7 million and $78 million. Net hedge cash settlements for the three and nine months ended September 30, 2015, were receipts of $52 million and $162 million.
EARNINGS CALL
The Partnership will hold a conference call to discuss third quarter results on Thursday, November 3, 2016, at 10:00 a.m. ET. The live audio webcast of the conference call and presentation slides can be accessed through the Investors section of DCP Midstream Partners’ website at www.dcppartners.com and the conference call can be accessed by dialing (844) 233-0113 in the United States or (574) 990-1008 outside the United States. The conference confirmation number is 96957290. An replay of the audio webcast will also be available by accessing the Investors section of the Partnership's website.

NON-GAAP FINANCIAL INFORMATION
This press release and the accompanying financial schedules include the following non-GAAP financial measures: distributable cash flow, adjusted EBITDA and adjusted segment EBITDA. The accompanying schedules provide reconciliations of these non-GAAP financial measures to their most directly comparable GAAP financial measures. The Partnership's non-GAAP financial measures should not be considered in isolation or as an alternative to its financial measures presented in accordance with GAAP, including operating revenues, net income or loss attributable to partners, net cash provided by or used in operating activities or any other measure of liquidity or financial performance presented in accordance with GAAP as a measure of operating performance, liquidity or ability to service debt obligations and make cash distributions to unitholders. The non-GAAP financial measures presented by us may not be comparable to similarly titled measures of other companies because they may not calculate their measures in the same manner.
We define distributable cash flow as net cash provided by or used in operating activities, less maintenance capital expenditures, net of reimbursable projects, plus or minus adjustments for non-cash mark-to-market of derivative instruments, net income attributable to noncontrolling interests net of depreciation and income tax, net changes in operating assets and liabilities, other adjustments to reconcile net cash provided by or used in operating activities, and certain other items. Maintenance capital expenditures are cash expenditures made to maintain the Partnership's cash flows, operating capacity or earnings capacity. These expenditures add on to or improve capital assets owned, including certain system integrity, compliance and safety improvements. Maintenance capital expenditures also include certain well connects, and may include the acquisition or construction of new capital assets. Non-cash mark-to-market of derivative instruments is considered to be non-cash for the purpose of computing distributable cash flow because settlement will not occur until future periods, and will be impacted by future changes in commodity prices and interest rates. We compare the distributable cash flow we generate to the cash distributions we expect to pay and have paid to our partners. Using this metric, we compute our distribution coverage ratio. Distributable cash flow is used as a supplemental liquidity and performance measure by the Partnership's management and by external users of its financial statements, such as investors, commercial banks, research analysts and others, to assess the Partnership's ability to make cash distributions to its unitholders and its general partner.
We define adjusted EBITDA as net income or loss attributable to partners less interest income, noncontrolling interest in depreciation and income tax expense, non-cash commodity derivative gains, plus interest expense, income tax expense, depreciation and amortization expense, non-cash commodity derivative losses, and certain other items. The commodity derivative non-cash losses and gains result from the marking to market of certain financial derivatives used by us for risk management purposes that we do not account for under the hedge method of accounting. These non-cash losses or gains may or may not be realized in future periods when the derivative contracts are settled, due to fluctuating commodity prices. We define adjusted segment EBITDA for each segment as segment net income or loss attributable to partners plus or minus adjustments for non-cash mark-to-market of commodity derivative instruments for that segment, plus depreciation and amortization expense, and certain other items for that segment, adjusted for any noncontrolling interest portion of depreciation, amortization and income tax expense for that segment. The Partnership's adjusted

EBITDA equals the sum of the adjusted segment EBITDA reported for each of its segments, plus general and administrative expense.
Adjusted EBITDA is used as a supplemental liquidity and performance measure and adjusted segment EBITDA is used as a supplemental performance measure by the Partnership's management and by external users of its financial statements, such as investors, commercial banks, research analysts and others to assess:

•	financial performance of the Partnership's assets without regard to financing methods, capital structure or historical cost basis;

•	the Partnership's operating performance and return on capital as compared to those of other companies in the midstream energy industry, without regard to financing methods or capital structure;

•	viability and performance of acquisitions and capital expenditure projects and the overall rates of return on investment opportunities;

•	performance of the Partnership's business excluding non-cash commodity derivative gains or losses; and

•
in the case of Adjusted EBITDA, the ability of the Partnership's assets to generate cash sufficient to pay interest costs, support its indebtedness, make cash distributions to its unitholders and general partner, and finance maintenance capital expenditures.

ABOUT DCP MIDSTREAM PARTNERS
DCP Midstream Partners, LP (NYSE: DPM) is a midstream master limited partnership engaged in the business of gathering, compressing, treating, processing, transporting, storing and selling natural gas; producing, fractionating, transporting, storing and selling NGLs and recovering and selling condensate; and transporting, storing and selling propane in wholesale markets. DCP Midstream Partners, LP is managed by its general partner, DCP Midstream GP, LP, which in turn is managed by its general partner, DCP Midstream GP, LLC, which is 100 percent owned by DCP Midstream, LLC, a joint venture between Phillips 66 and Spectra Energy Corp. For more information, visit the DCP Midstream Partners, LP website at www.dcppartners.com.
CAUTIONARY STATEMENTS
This press release may contain or incorporate by reference forward-looking statements as defined under the federal securities laws regarding DCP Midstream Partners, LP, including projections, estimates, forecasts, plans and objectives. Although management believes that expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to be correct. In addition, these statements are subject to certain risks, uncertainties and other assumptions that are difficult to predict and may be beyond the Partnership's control. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, the Partnership's actual results may vary materially from what management anticipated, estimated, projected or expected.
The key risk factors that may have a direct bearing on the Partnership's results of operations and financial condition are described in detail in the Partnership's annual and quarterly reports most recently filed with the Securities and Exchange Commission and other such matters discussed in the “Risk Factors” section of the Partnership's 2015

Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 25, 2016. Investors are encouraged to closely consider the disclosures and risk factors contained in the Partnership's annual and quarterly reports filed from time to time with the Securities and Exchange Commission. The forward looking statements contained herein speak as of the date of this announcement. The Partnership undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Information contained in this press release is unaudited, and is subject to change.

DCP MIDSTREAM PARTNERS, LP
FINANCIAL RESULTS AND
SUMMARY BALANCE SHEET DATA
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
	(Millions, except per unit amounts)
Sales of natural gas, propane, NGLs and condensate	$264	$324	$795	$1,146
Transportation, processing and other	102	97	309	260
Gains (Losses) from commodity derivative activity, net	6	44	(5)	57
Total operating revenues	372	465	1,099	1,463
Purchases of natural gas, propane and NGLs	(230)	(281)	(692)	(989)
Operating and maintenance expense	(48)	(58)	(141)	(156)
Depreciation and amortization expense	(29)	(30)	(91)	(88)
General and administrative expense	(22)	(21)	(64)	(64)
Goodwill impairment	—	(33)	—	(82)
Gain on sale of assets	47	—	47	—
Other (expense) income	(4)	1	(7)	—
Total operating costs and expenses	(286)	(422)	(948)	(1,379)
Operating income	86	43	151	84
Interest expense	(23)	(25)	(71)	(69)
Earnings from unconsolidated affiliates	57	54	159	121
Income tax (expense) benefit	—	—	(1)	3
Net income attributable to noncontrolling interests	—	(1)	(1)	(1)
Net income attributable to partners	120	71	237	138
General partner's interest in net income	(31)	(31)	(93)	(93)
Net income allocable to limited partners	$89	$40	$144	$45

Net income per limited partner unit — basic and diluted	$0.78	$0.35	$1.26	$0.39

Weighted-average limited partner units outstanding — basic and diluted	114.7	114.7	114.7	114.6

	September 30,	December 31,
	2016	2015
	(Millions)

Cash and cash equivalents	$2	$2
Other current assets	191	304
Property, plant and equipment, net	3,284	3,476
Other long-term assets	1,667	1,695
Total assets	$5,144	$5,477

Current liabilities	$190	$200
Long-term debt	2,231	2,424
Other long-term liabilities	47	48
Partners' equity	2,647	2,772
Noncontrolling interests	29	33
Total liabilities and equity	$5,144	$5,477

DCP MIDSTREAM PARTNERS, LP
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
	(Millions, except per unit amounts)
Reconciliation of Non-GAAP Financial Measures:
Net income attributable to partners	$120	$71	$237	$138
Interest expense	23	25	71	69
Depreciation, amortization and income tax expense, net of noncontrolling interests	31	30	92	85
Goodwill impairment	—	33	—	82
Other charges	4	—	7	—
Gain on sale of assets	(47)	—	(47)	—
Non-cash commodity derivative mark-to-market	1	8	83	105
Adjusted EBITDA	132	167	443	479
Interest expense	(23)	(25)	(71)	(69)
Maintenance capital expenditures, net of noncontrolling interest portion and reimbursable projects	(3)	(5)	(6)	(20)
Distributions from unconsolidated affiliates, net of earnings	13	3	38	23
Impact of minimum volume receipt for throughput commitment	3	4	10	9
Other, net	2	2	3	5
Distributable cash flow	$124	$146	$417	$427

Net cash provided by operating activities	$135	$143	$455	$493
Interest expense	23	25	71	69
Distributions from unconsolidated affiliates, net of earnings	(13)	(3)	(38)	(23)
Net changes in operating assets and liabilities	(14)	(3)	(122)	(157)
Net income attributable to noncontrolling interests, net of depreciation and income tax	—	(1)	(2)	(2)
Non-cash commodity derivative mark-to-market	1	8	83	105
Other, net	—	(2)	(4)	(6)
Adjusted EBITDA	$132	$167	$443	$479
Interest expense	(23)	(25)	(71)	(69)
Maintenance capital expenditures, net of noncontrolling interest portion and reimbursable projects	(3)	(5)	(6)	(20)
Distributions from unconsolidated affiliates, net of earnings	13	3	38	23
Other, net	5	6	13	14
Distributable cash flow	$124	$146	$417	$427

DCP MIDSTREAM PARTNERS, LP
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
SEGMENT FINANCIAL RESULTS AND OPERATING DATA
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
	(Millions, except as indicated)
Natural Gas Services Segment:
Financial results:
Segment net income attributable to partners	$116	$66	$209	$110
Non-cash commodity derivative mark-to-market	1	8	82	108
Depreciation and amortization expense	26	27	83	80
Goodwill impairment	—	33	—	82
Other charges	4	—	7	—
Gain on sale of assets	(47)	—	(47)	—
Noncontrolling interest portion of depreciation and income tax	—	—	(1)	(1)
Adjusted segment EBITDA	$100	$134	$333	$379

Operating and financial data:
Natural gas throughput (MMcf/d)	2,333	2,842	2,566	2,717
NGL gross production (Bbls/d)	151,400	171,152	160,565	159,666
Operating and maintenance expense	$39	$51	$118	$134

NGL Logistics Segment:
Financial results:
Segment net income attributable to partners	$48	$46	$147	$124
Depreciation and amortization expense	2	2	6	6
Adjusted segment EBITDA	$50	$48	$153	$130

Operating and financial data:
NGL pipelines throughput (Bbls/d)	297,836	272,624	291,523	260,208
NGL fractionator throughput (Bbls/d)	62,203	58,467	60,290	55,501
Operating and maintenance expense	$7	$5	$17	$15

Wholesale Propane Logistics Segment:
Financial results:
Segment net income attributable to partners	$1	$5	$17	$34
Non-cash commodity derivative mark-to-market	—	—	1	(3)
Depreciation and amortization expense	1	1	2	2
Adjusted segment EBITDA	$2	$6	$20	$33

Operating and financial data:
Propane sales volume (Bbls/d)	6,927	7,957	12,543	16,330
Operating and maintenance expense	$2	$2	$6	$7

DCP MIDSTREAM PARTNERS, LP
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Unaudited)

	Three Months Ended				Nine Months Ended
	September 30,				September 30,
	2016		2015		2016		2015
	(Millions, except as indicated)
Reconciliation of Non-GAAP Financial Measures:
Distributable cash flow	$124		$146		$417		$427
Distributions declared	$120		$120		$362		$362
Distribution coverage ratio - declared	1.03	x	1.22	x	1.15	x	1.18	x

Distributable cash flow	$124		$146		$417		$427
Distributions paid	$121		$121		$363		$362
Distribution coverage ratio - paid	1.02	x	1.21	x	1.15	x	1.18	x

	Q415	Q116	Q216	Q316	Twelve months ended September 30, 2016
	(Millions, except as indicated)
Reconciliation of Non-GAAP Financial Measures:
Net income attributable to partners	$90	$72	$45	$120	$327
Maintenance capital expenditures, net of noncontrolling interest portion and reimbursable projects	(5)	(2)	(1)	(3)	(11)
Depreciation, amortization and income tax expense, net of noncontrolling interests	29	32	29	31	121
Non-cash commodity derivative mark-to-market	25	45	37	1	108
Distributions from unconsolidated affiliates, net of earnings	5	14	11	13	43
Impact of minimum volume receipt for throughput commitment	(10)	3	4	3	—
Discontinued construction projects	9	—	—	—	9
Gain on sale of assets	—	—	—	(47)	(47)
Other, net	2	1	3	6	12
Distributable cash flow	$145	$165	$128	$124	$562
Distributions declared	$121	$121	$121	$120	$483
Distribution coverage ratio - declared	1.20x	1.36x	1.06x	1.03x	1.16x

Distributable cash flow	$145	$165	$128	$124	$562
Distributions paid	$120	$121	$121	$121	$483
Distribution coverage ratio - paid	1.21x	1.36x	1.06x	1.02x	1.16x